As filed with the Securities and Exchange Commission on September 14, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HSBC Holdings plc

(Exact name of Registrant as specified in its charter)

England (State or other jurisdiction of incorporation or organization)		98-0209906 (I.R.S. Employer Identification Number)
8 Canada Square London E14 5HQ, England 011-44-20-7991-8888

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

The HSBC International Employee Share Purchase Plan

(Full Title of the Plan)

William L. Kuhn IV

HSBC North America Holdings Inc.

452 Fifth Avenue

New York, NY 10018

Tel. No.: (212) 525 5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David I. Gottlieb, Esq.
Cleary Gottlieb Steen & Hamilton LLP
55 Basinghall Street
London EC2V 5EH, England

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED(1)	AMOUNT TO BE REGISTERED(2)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(3)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(3)	AMOUNT OF REGISTRATION FEE
Ordinary Shares, nominal value US$0.50 each	10,000,000	$9.51301	$95,130,100	$11,025.58

(1)	This Registration Statement registers ordinary shares, 50 cents par value each (“Ordinary Shares”), of HSBC Holdings plc (the “Registrant”) that may be granted pursuant to the HSBC International Employee Share Purchase Plan (the “Plan”). A portion of the Ordinary Shares may be represented by American Depositary Shares (“ADSs”). ADSs evidenced by American Depositary Receipts (“ADRs”) issuable upon deposit of Ordinary Shares have been registered under three separate registration statements on Form F-6 (File No. 333-168882, File No. 333-128246 and File No. 333-103419). Each ADS represents five Ordinary Shares.

(2)	Together with an indeterminate number of Ordinary Shares that may be necessary to adjust the number of Ordinary Shares reserved for issuance pursuant to the Plan as the result of a stock split, stock dividend or similar adjustment of the outstanding Ordinary Shares.

(3)	Estimated solely for the purposes of calculation of the registration fee with respect to the Ordinary Shares being registered hereby pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of one-fifth of the average of the high and low reported prices of the ADRs reported on the New York Stock-Exchange-Composite Tape on September 7, 2017. The average of the high and low reported price for one ADR was $47.56505 on September 7, 2017.
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Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The reports listed below, or excerpts thereof as indicated, have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant and are incorporated herein by reference to the extent not superseded by reports or other information subsequently filed or furnished. All of the Registrant’s reports filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports. In addition, any Report on Form 6-K of the Registrant hereafter furnished to the Commission pursuant to the Exchange Act shall be incorporated by reference into this Registration Statement if and to the extent provided in such document.

(a)       The Registrant’s Annual Report for the fiscal year ended December 31, 2016 on Form 20-F (File No. 001-14930) filed by the Registrant under the Exchange Act on February 21, 2017.

(b)       The Registrant’s Report on Form 6-K, furnished to the Commission on July 31, 2017, with respect to the Registrant’s interim financial statements and notes thereon for the six-month period ended June 30, 2017.

(c)       All of the Registrant’s other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Annual Report referred to in (a) above.

(d)       The description of the Ordinary Shares contained under the heading “Description of Ordinary Shares” in Amendment No. 1 to the Registrant’s Registration Statement on Form F-3 (No. 333-209719), filed with the Commission on April 21, 2016, pursuant to the Securities Act.

Any statement contained herein, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Except as provided in the last sentence of the first paragraph of the section of this Registration Statement entitled “Item 3. Incorporation of Documents by Reference” and in (b) above, nothing in this Registration Statement shall be deemed to incorporate any information provided in documents that is furnished (rather than filed) or is otherwise not deemed to be filed under applicable Commission rules.

Item 4. Description of Securities

Not applicable

Item 5. Interests of Named Experts and Counsel

Not applicable

Item 6. Indemnification of Directors and Officers

Article 173 of the Registrant’s Articles of Association provides:

“Subject to the provisions of the Act, but without prejudice to any indemnity to which he may be otherwise entitled, every person who is or was at any time a Director, alternate Director, Secretary or other officer of the Company shall be entitled to be indemnified out of the assets of the Company against all costs, charges, losses, damages and liabilities

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incurred by him for negligence, default, breach of duty, breach of trust or otherwise in relation to the affairs of the Company or an associated company, or in connection with the activities of the Company, or of an associated company, as a trustee of an occupational pension scheme, provided that this Article 173.1 shall be deemed not to provide for, or entitle any such person to, indemnification to the extent that it would cause this Article 173.1, or any element of it, to be treated as void under the Act.

Subject to the provisions of the Act, the Company may at the discretion of the Board provide any person who is or was at any time a Director, alternate Director, Secretary or other officer of the Company with funds to meet expenditure incurred or to be incurred by him (or to enable such person to avoid incurring such expenditure) in defending any criminal or civil proceedings or defending himself in any investigation by, or against action proposed to be taken by, a regulatory authority in each case in connection with any alleged negligence, default, breach of duty or breach of trust by that person in relation to the Company or an associated company or in connection with any application under the provisions referred to in section 205(5) of the Act.”

The relevant provisions of the Companies Act 2006 (the “Companies Act,” referred to as the “Act” in Article 173 of the Registrant’s Articles of Association) are sections 205, 206, 232, 233, 234, 235, 236, 237, 238 and 1157. Section 205 of the Companies Act provides:

“(1) Approval is not required under section 197, 198, 200 or 201 (requirement of members’ approval for loans etc) for anything done by a company—(a) to provide a director of the company or of its holding company with funds to meet expenditure incurred or to be incurred by him—(i) in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, or (ii) in connection with an application for relief (see subsection (5)), or (b) to enable any such director to avoid incurring such expenditure, if it is done on the following terms.

(2) The terms are—(a) that the loan is to be repaid, or (as the case may be) any liability of the company incurred under any transaction connected with the thing done is to be discharged, in the event of— (i) the director being convicted in the proceedings, (ii) judgment being given against him in the proceedings, or (iii) the court refusing to grant him relief on the application; and (b) that it is to be so repaid or discharged not later than—(i) the date when the conviction becomes final, (ii) the date when the judgment becomes final, or (iii) the date when the refusal of relief becomes final.

(3) For this purpose a conviction, judgment or refusal of relief becomes final—(a) if not appealed against, at the end of the period for bringing an appeal; (b) if appealed against, when the appeal (or any further appeal) is disposed of.

(4) An appeal is disposed of—(a) if it is determined and the period for bringing any further appeal has ended, or (b) if it is abandoned or otherwise ceases to have effect.

(5) The reference in subsection (1)(a)(ii) to an application for relief is to an application for relief under—section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).”

Section 206 of the Companies Act provides:

“Approval is not required under section 197, 198, 200 or 201 (requirement of members’ approval for loans etc) for anything done by a company—(a) to provide a director of the company or of its holding company with funds to meet expenditure incurred or to be incurred by him in defending himself—(i) in an investigation by a regulatory authority, or (ii) against action proposed to be taken by a regulatory authority, in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, or (b) to enable any such director to avoid incurring such expenditure.”

Section 232 of the Companies Act provides:

“(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as

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permitted by— (a) section 233 (provision of insurance), (b) section 234 (qualifying third party indemnity provision), or (c) section 235 (qualifying pension scheme indemnity provision).

(3) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4) Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.”

Section 233 of the Companies Act provides:

“Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.”

Section 234 of the Companies Act provides:

“(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company. Such provision is qualifying third party indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—(a) any liability of the director to pay—(i) a fine imposed in criminal proceedings, or (ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or (b) any liability incurred by the director—(i) in defending criminal proceedings in which he is convicted, or (ii) in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or (iii) in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5) For this purpose—(a) a conviction, judgment or refusal of relief becomes final—(i) if not appealed against, at the end of the period for bringing an appeal, or (ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and (b) an appeal is disposed of—(i) if it is determined and the period for bringing any further appeal has ended, or (ii) if it is abandoned or otherwise ceases to have effect.

(6) The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under—section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).”

Section 235 of the Companies Act provides:

“(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2) Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme. Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—(a) any liability of the director to pay—(i) a fine imposed in criminal proceedings, or (ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or (b) any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4) The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5) For this purpose—(a) a conviction becomes final—(i) if not appealed against, at the end of the period for bringing an appeal, or (ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and (b) an appeal is disposed of—(i) if it is determined and the period for bringing any further appeal has ended, or (ii) if it is abandoned or otherwise ceases to have effect.

(6) In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.”

Section 236 of the Companies Act provides:

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“(1) This section requires disclosure in the directors’ report of—(a) qualifying third party indemnity provision, and (b) qualifying pension scheme indemnity provision. Such provision is referred to in this section as “qualifying indemnity provision.”

(2) If when a directors’ report is approved any qualifying indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, the report must state that such provision is in force.

(3) If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of the company, the report must state that such provision was in force.

(4) If when a directors’ report is approved qualifying indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, the report must state that such provision is in force.

(5) If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of an associated company, the report must state that such provision was in force.”

Section 237 of the Companies Act provides:

“(1) This section has effect where qualifying indemnity provision is made for a director of a company, and applies—

(a) to the company of which he is a director (whether the provision is made by that company or an associated company), and (b) where the provision is made by an associated company, to that company.

(2) That company or, as the case may be, each of them must keep available for inspection—

(a) a copy of the qualifying indemnity provision, or (b) if the provision is not in writing, a written memorandum setting out its terms.

(3) The copy or memorandum must be kept available for inspection at—(a) the company’s registered office, or (b) a place specified in regulations under section 1136.

(4) The copy or memorandum must be retained by the company for at least one year from the date of termination or expiry of the provision and must be kept available for inspection during that time.

(5) The company must give notice to the registrar—(a) of the place at which the copy or memorandum is kept available for inspection, and (b) of any change in that place, unless it has at all times been kept at the company’s registered office.

(6) If default is made in complying with subsection (2), (3) or (4), or default is made for 14 days in complying with subsection (5), an offence is committed by every officer of the company who is in default.

(7) A person guilty of an offence under this section is liable on summary conviction to a fine not exceeding level 3 on the standard scale and, for continued contravention, a daily default fine not exceeding one-tenth of level 3 on the standard scale.

(8) The provisions of this section apply to a variation of a qualifying indemnity provision as they apply to the original provision.

(9) In this section “qualifying indemnity provision” means— (a) qualifying third party indemnity provision, and (b) qualifying pension scheme indemnity provision.”

Section 238 of the Companies Act provides:

“(1) Every copy or memorandum required to be kept by a company under section 237 must be open to inspection by any member of the company without charge.

(2) Any member of the company is entitled, on request and on payment of such fee as may be prescribed, to be provided with a copy of any such copy or memorandum.

The copy must be provided within seven days after the request is received by the company.

(3) If an inspection required under subsection (1) is refused, or default is made in complying with subsection (2), an offence is committed by every officer of the company who is in default.

(4) A person guilty of an offence under this section is liable on summary conviction to a fine not exceeding level 3 on the standard scale and, for continued contravention, a daily default fine not exceeding one-tenth of level 3 on the standard scale.

(5) In the case of any such refusal or default the court may by order compel an immediate inspection or, as the case may be, direct that the copy required be sent to the person requiring it.”

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Section 1157 of the Companies Act provides:

 (1) If in proceedings for negligence, default, breach of duty or breach of trust against— (a) an officer of a company, or (b) a person employed by a company as auditor (whether he is or is not an officer of the company), it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust— (a) he may apply to the court for relief, and (b) the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.”

The Registrant has arranged appropriate insurance cover in respect of legal action against directors and senior managers of the Registrant and its consolidated subsidiaries. The Registrant also provides protections for its and its consolidated subsidiaries’ directors and senior managers against personal financial exposure they may incur in their capacity as such. These include qualifying third party indemnity provisions for the benefit of directors of the Registrant and other such persons, including, where applicable, in their capacity as directors of the Registrant’s consolidated subsidiaries.

Item 7. Exemption From Registration Claimed

Not applicable

Item 8. Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2010, dated March 8, 2011).
4.2	The HSBC International Employee Share Purchase Plan.
5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP, UK counsel to the Registrant, as to the legality of the shares being registered.

23.1       Consent of KPMG Audit Plc.

23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Cleary Gottlieb Steen & Hamilton LLP, UK counsel to the Registrant (included in Exhibit 5.1).
23.4	Consent of C G Singer.

24.1       Power of Attorney (set forth on the signature page hereto).

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Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of new york, state of new york, ON September 14, 2017.

HSBC HOLDINGS PLC

By:  /s/ I. J. Mackay

Name: I. J. Mackay

Title: Group Finance Director

POWER OF ATTORNEY

Know all persons by these presents, that each officer or director whose signature appears below constitutes and appoints each of the directors named below, jointly and severally, as his or her true and lawful attorneys-in-fact and agents with full and several power of substitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, and supplements to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

APPOINTMENT OF AUTHORISED REPRESENTATIVE IN THE UNITED STATES

By signing this Registration Statement, the Board of Directors hereby appoints William L. Kuhn IV, Senior Vice President and Deputy General Counsel of HSBC North America Holdings Inc., to act as the Registrant’s authorised representative in connection with this Registration Statement and therefore to be named in, as well as to execute, this Registration Statement and the Form F-N in such capacity.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED
ON SEPTEMBER 14, 2017.

By:	/s/ D. J. Flint
Name:	D. J. Flint, CBE
Title:	Group Chairman; Director
By:	/s/ S. T. Gulliver
Name:	S. T. Gulliver
Title:	Group Chief Executive; Director
By:	/s/ I. J. MacKay
Name:	I. J. MacKay
Title:	Group Finance Director; Director
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By:	/s/ M. M. Moses
Name:	M. M. Moses
Title:	Group Chief Risk Officer; Director
By:
Name:	P. Ameen
Title:	Director
By:	/s/ K. L. Casey
Name:	K. L. Casey
Title:	Director
By:	/s/ L. M. L. Cha
Name:	L. M. L. Cha, GBS
Title:	Director
By:	/s/ H. de Castries
Name:	H. de Castries
Title:	Director
By:	/s/ Lord J. D. Evans
Name:	Lord J. D. Evans
Title:	Director
By:	/s/ J. Faber
Name:	J. Faber
Title:	Director
By:	/s/ I. Lee
Name:	I. Lee
Title:	Director
By:	/s/ J. P. Lipsky
Name:	J. P. Lipsky
Title:	Director
By:	/s/ H. Miller
Name:	H. Miller
Title:	Director

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By:	/s/ D. Nish
Name:	D. Nish
Title:	Director
By:	/s/ J. R. Symonds
Name:	J. R. Symonds, CBE
Title:	Senior Independent Non-executive Director
By:	/s/ J. Tai
Name:	J. Tai
Title:	Director
By:
Name:	M. E. Tucker
Title:	Director
By:	/s/ P. van der Meer Mohr
Name:	P. van der Meer Mohr
Title:	Director
By:	/s/ William L. Kuhn IV
Name:	William L. Kuhn IV
Title:	Authorised Representative in the United States

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EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	Amended and Restated Memorandum and Articles of Association of the Registrant	Incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2010, dated March 8, 2011
4.2	The HSBC International Employee Share Purchase Plan	Filed herewith
5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP, UK counsel to the Registrant, as to the legality of the shares being registered	Filed herewith
23.1	Consent of KPMG Audit Plc	Filed herewith
23.2	Consent of PricewaterhouseCoopers LLP.	Filed herewith
23.3	Consent of Cleary Gottlieb Steen & Hamilton LLP, UK counsel to the Registrant (included in Exhibit 5.1)	Filed herewith
23.4	Consent of C G Singer	Filed herewith
24.1	Power of Attorney	Included on Signature Pages

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